Exhibit 99.1

GigOptix Announces Final Resolution of Dispute with DBSI Liquidating and Litigation Trustees

PALO ALTO, CA (April 08, 2011) GigOptix, Inc. (OTCBB:GGOX), a leading supplier of high performance electronic and electro-optic components that enable next generation 40G and 100G optical networks, announced that it has entered into a settlement agreement with the trustees of the DBSI Liquidating Trust and the DBSI Estate Litigation Trust.

The settlement arises out of potential claims related to the bankruptcy of DBSI, Inc. Affiliates of DBSI, Inc. were investors in a predecessor of GigOptix, which resulted in them becoming stockholders of GigOptix. DBSI, Inc. was the beneficial owner of the investment held by its affiliates. In November 2008, DBSI, Inc. filed for bankruptcy. The DBSI Liquidating Trust now holds the shares of GigOptix stock and warrants to purchase 660,473 shares of GigOptix stock. The warrants have a weighted average exercise price of $32.35 per share with a range of exercise periods that expire between December 31, 2011 and April 23, 2017.

An affiliate of the DBSI Liquidating Trust, the DBSI Estate Litigation Trust, has been evaluating various potential claims which it might assert against a number of entities, including GigOptix and certain affiliated parties. GigOptix’s management has engaged in discussions with the trustee regarding whether the DBSI Estate Litigation Trust has any claims against GigOptix. GigOptix has disputed the existence of any such claims, and intended to vigorously defend any claims made.

Today’s settlement resolves the disputed claims and completely eliminates all potential litigation. As part of the settlement, the trustees have agreed to the cancellation and return of the existing warrants to purchase 660,473 shares of GigOptix stock. In exchange, GigOptix has agreed to issue to the DBSI Liquidating Trust two warrants which will not be exercisable for a period of six months from the date of issuance; one warrant for 500,000 shares of GigOptix stock which will have a term of three years and an exercise price of $2.60 per share, and the other warrant, also for 500,000 shares of GigOptix stock, which will have a term of four years and an exercise price of $3.00 per share (together, the “Warrants”). The Warrants may be exercised on a “cashless” exercise basis. The trustees have also agreed to release their claims against GigOptix, its subsidiaries, directors and employees.

GigOptix’s Chairman of the Board and Chief Executive Officer, Dr. Avi Katz, stated “I am happy to put this matter behind us. Although we believed that the trustees’ claims would not have been successful, we were eager to avoid the legal expense, waste of management time and bandwidth and the risk that is always associated with litigation. I am pleased we were able to resolve this issue with this significant GigOptix stockholder without any out of pocket cash costs.”

About GigOptix

GigOptix is a leading supplier of high performance electronic and electro-optic components that enable next generation 40G and 100G fiber-optic telecommunications and data-communications networks. The Company offers a broad portfolio of high speed electronic devices including polymer electro-optic modulators, modulator drivers, laser drivers and receiver amplifiers for telecom, datacom, Infiniband and consumer optical systems, covering serial and parallel communication technologies from 1G to 100G. GigOptix also offers the widest range of mixed-signal and RF ASIC solutions in the market including Standard Cell, Hybrid and Structured ASICs targeting the Consumer, Industrial, Defense & Avionics industries.

Forward Looking Statements

Statements made in this release, other than statements of historical fact, are forward-looking statements, including any statement that refers to expectations, projections or other characterizations of future events or circumstances and those which can be identified by the use of forward-looking terminology such as “expects,” “plans,” “may,” “should,” “believes” or “anticipates” and other similar expressions. Forward-looking statements are subject to a number of known and unknown risks, which might cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include those risks described in GigOptix’s periodic reports filed with the SEC, and in news releases and other communications. GigOptix disclaims any intention or duty to update any forward-looking statements made in this release.

SOURCE: GigOptix, Inc.

Media Contact:

GigOptix, Inc.

Parker Martineau

Corporate Communications Manager

650-424-1937

pmartineau@gigoptix.com

or

Investor Contact:

Leanne Sievers, EVP

Shelton Group Investor Relations

949-224-3874

lsievers@sheltongroup.com